Exhibit 10.50

Domestic Reinvestment Plan – Electronic Security Services and Utility Services

1.	Purpose

The purpose of this document is to outline Devcon International Corporation’s Domestic Reinvestment Plan (the “Devcon Plan”), which plan will serve as the basis for Devcon’s election to repatriate earnings from its foreign subsidiaries under Internal Revenue Code Section 965 (“Section 965”) (enacted as part of the American Jobs Creation Act of 2004) and receive an 85% dividends received deduction (a “DRD”).

2.	Election year

Devcon has elected to apply Section 965 to its 2005 tax year, ending on December 31.

3.	Devcon’s Controlled Foreign Companies (“CFC’s”); Dividend Amount

•	Devcon/Matrix Bahamas Ltd

•	Bahamas Construction & Development Ltd.

•	Caribbean Cement Carriers, Ltd.

•	Antigua Masonry Products, Ltd.

•	Antigua Cement Ltd.

•	Antigua Heavy Constructors Ltd.

•	Société des Carriéres de Grande Case

•	Proar Construction Materials Company, N.V.

•	Bouwbedrijf Boven Winden, N.A.

The total amount of cash dividends available for repatriation as of September 30, 2004 is $35.2 million. This is the amount of dividends Devcon intends to repatriate during 2005.

4.	Background Regarding Devcon’s Strategic Goals

•	Devcon had been investigating strategic alternatives since 2002. The Board felt that it was generally in need of a new or additional industry focus as a catalyst for growth. Devcon’s board of directors determined that it was in the Board’s best interests and in the best interests of the shareholders to pursue diversification into the security services business.

•	Devcon has also identified other avenues of expansion; one such avenue Devcon is exploring is the provision of wholesale water and primary & backup power.

5.	Plan Primary Investments

•	Primary Investment 1: Devcon has entered into an agreement to acquire all of the assets of Adelphia Security (“Adelphia”) for $42.75 million. These assets and business all reside in the US and include both fixed, tangible and intangible assets necessary to have a security business. Approximately $15.6 million of the proposed dividend will be used to acquire this business, representing the acquisition price net of proposed debt of $27.15 million. Devcon will continue the employment of and/or hire new workers to operate the business at an estimated annual payroll of $5.0 million (excluding payments to any person who would be excluded under Section 965 as an Executive). Devcon will also incur approximately $4.0 million in the US on advertising and marketing with respect to trademarks, trade names, brand names and similar intangible property.

•	Primary Investment 2: Devcon is in the process of acquiring a second security business and anticipates the transaction will close within 12 months. If this transaction closes, it will more than exhaust the remaining dividend.

•	Primary Investment 3: In addition, Devcon is continuously looking for and pursuing other similar acquisitions in the security industry.

•	Primary Investment 4: Further, the company is also considering expansion into the business of providing reverse osmosis (“RO”) plants, power generating plants and the maintenance associated with these plants. Devcon has a letter of intent to acquire such a company and continues to explore investing in this sector.

•	Primary Investment 5: If the Primary Investments outlined in 5.2, 5.3 and 5.4 do not occur, then Devcon will use the remaining dividend to repay as much of the $27.15 million in debt incurred as part of Primary Investment 1. Not only will this repayment substitute cash for debt, it will add to the overall financial stability of Devcon by improving its debt/equity ratio and reducing its obligations for debt service.

6.	Timing Devcon anticipates that the entire proposed dividend will be invested in US business activities at the latest 2 years from the date of the Plan.

We have reviewed the above outline of Devcon International Corporation’s proposed Domestic Reinvestment Plan and approve the Plan as outlined.

By:	/s/ Stephen J. Ruzika
Stephen J. Ruzika
President, Devcon International Corporation
Signed this 31st day of January, 2005.

By:	/s/ Donald L. Smith
Donald L. Smith
For and on behalf of the Board of Directors of Devcon International Corporation
Signed this 13th day of April, 2005.